Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                       (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the First Quarter of $2.6 million or $0.85 Per Diluted
Share and Announces a 10% Increase in the Quarterly Cash Dividend to $0.11 Per Share

MOUNTLAKE TERRACE, WA – April 26, 2017 - FS Bancorp, Inc. (NASDAQ: FSBW) (the "Company"), the holding company for 1st Security Bank of Washington (the "Bank") today reported 2017 first quarter net income of $2.6 million, or $0.85 per diluted share, compared to net income of $1.7 million, or $0.55 per diluted share, for the same period last year.

"Strong relationship deposit growth in the first quarter provided a stable foundation for our continued loan growth" stated Joe Adams, CEO of FS Bancorp, Inc. "I am also pleased to announce that our Board of Directors has approved our seventeenth quarterly cash dividend which is being increased 10% to $0.11 per share from $0.10 per share."   The dividend will be paid on May 25, 2017, to shareholders of record as of May 11, 2017.

  2017 First Quarter Highlights

•	Net income increased to $2.6 million during the first quarter of 2017, compared to $2.5 million for the previous quarter, and $1.7 million for the comparable quarter one year ago;
•
Total assets increased $50.0 million, or 6.0%, to $877.9 million at March 31, 2017, compared to $827.9 million at December 31, 2016, and increased $72.5 million, or 9.0%, from $805.4 million at March 31, 2016;

•
Total gross loans increased $24.5 million, or 4.0%, to $629.9 million at March 31, 2017, compared to $605.4 million at December 31, 2016, and increased $100.4 million, or 19.0%, from $529.5 million at March 31, 2016;

•
Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $14.6 million, or 6.7%, to $233.6 million at March 31, 2017, from $219.0 million at December 31, 2016, and increased $27.2 million, or 13.2%, from $206.5 million at March 31, 2016;

•
Overall retail deposits (excluding wholesale and public funds) increased $49.3 million to $696.4 million at March 31, 2017, a 7.6% increase from $647.1 million at December 31, 2016, and an 8.0% increase from $644.7 million at March 31, 2016;

•
On January 30, 2017, FS Bancorp, Inc. filed a mixed shelf registration statement for the sale of up to $50 million in securities, including common equity.  The shelf registration provides the Company flexibility to raise capital as required to support growth while maintaining sound financial stability.

FS Bancorp Q1 Earnings
April 26, 2017

Balance Sheet and Credit Quality

Total assets increased $50.0 million to $877.9 million at March 31, 2017, compared to $827.9 million at December 31, 2016, and increased $72.5 million from $805.4 million at March 31, 2016.  Quarter over sequential quarter increases of $50.0 million in total assets included increases in securities available-for-sale of $25.4 million, loans receivable, net of $24.5 million, and total cash and cash equivalents of $9.6 million, partially offset by a decrease in loans available for sale of $12.5 million.  The year over year increase of $72.5 million in total assets included increases in loans receivable, net of $97.7 million, securities available-for-sale of $26.8 million, and certificates of deposit at other financial institutions of $5.2 million, partially offset by a decrease in total cash and cash equivalents of $39.8 million, and loans held for sale of $24.8 million.  The increases in assets were primarily funded by cash received from growth in deposits.

LOAN PORTFOLIO
(Dollars in thousands)	March 31, 2017		December 31, 2016		March 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$ 55,483	8.8%	$ 55,871	9.2%	$ 55,505	10.5%
Construction and development	104,276	16.5	94,462	15.6	76,381	14.4
Home equity	19,903	3.2	20,081	3.3	15,663	3.0
One-to-four-family (excludes held for
sale)	141,301	22.4	124,009	20.5	106,141	20.0
Multi-family	37,006	5.9	37,527	6.2	30,718	5.8
Total real estate loans	357,969	56.8	331,950	54.8	284,408	53.7

CONSUMER LOANS
Indirect home improvement	109,382	17.3	107,759	17.8	101,895	19.2
Solar	37,600	6.0	36,503	6.1	31,585	6.0
Marine	29,394	4.7	28,549	4.7	26,254	5.0
Other consumer	1,935	0.3	1,915	0.3	2,105	0.4
Total consumer loans	178,311	28.3	174,726	28.9	161,839	30.6

COMMERCIAL BUSINESS LOANS
Commercial and industrial	67,152	10.7	65,841	10.9	54,242	10.2
Warehouse lending	26,483	4.2	32,898	5.4	29,030	5.5
Total commercial business loans	93,635	14.9	98,739	16.3	83,272	15.7
Total loans receivable, gross	629,915	100.0%	605,415	100.0%	529,519	100.0%

Allowance for loan losses	(10,147)		(10,211)		(8,327)
Deferred cost, fees, premiums, and discounts, net	(1,925)		(1,887)		(1,027)
Total loans receivable, net	$ 617,843		$ 593,317		$ 520,165

Loans receivable, net increased $24.5 million to $617.8 million at March 31, 2017, from $593.3 million at December 31, 2016, and increased $97.7 million from $520.2 million at March 31, 2016.  The increase in loans receivable, net quarter over sequential quarter was primarily a result of increases in total real estate loans of $26.0 million including an increase in portfolio one-to-four-family loans of $17.3 million, and an increase in construction and development loans of $9.8 million.  Quarter over sequential quarter changes in other loan categories included a $5.1 million decrease in commercial business loans associated with our warehouse lending program and a $3.6 million increase in consumer loans.

FS Bancorp Q1 Earnings
April 26, 2017

One-to-four-family loans originated through the home lending segment which include held for sale, portfolio, fixed seconds, and brokered loans decreased $45.2 million, or 24.1%, to $142.6 million during the quarter ended March 31, 2017, compared to $187.8 million for the preceding quarter, and $147.3 million for the same quarter one year ago.  The reduction in originations was a result of reduced refinance activity associated with higher market interest rates, partially offset by increased purchase activity associated with the strong home purchase demand in the Pacific Northwest.  The percentage of one-to-four-family loan originations for purchases was 73.6% of the total volume of originations versus 26.4% of volume for refinances during the first quarter of 2017, compared to 63.3% in purchase volume versus 36.7% in refinance volume during the fourth quarter of 2016.  During the quarter ended March 31, 2017, the Company sold $136.4 million of one-to-four-family loans, compared to sales of $195.5 million for the preceding quarter, and sales of $118.0 million for the same quarter one year ago.

The allowance for loan losses ("ALLL") at March 31, 2017 decreased to $10.1 million, or 1.6% of gross loans receivable, excluding loans held for sale ("HFS"), compared to $10.2 million, or 1.7% of gross loans receivable, excluding loans HFS, at December 31, 2016, and increased from $8.3 million, or 1.6% of gross loans receivable, excluding loans HFS, at March 31, 2016.  Non-performing loans, consisting of non-accrual loans, increased slightly to $790,000 at March 31, 2017, from $721,000 at December 31, 2016, and $570,000 at March 31, 2016.  Substandard loans increased to $8.4 million at March 31, 2017, compared to $8.0 million at December 31, 2016, and were $3.2 million at March 31, 2016.  The increase in substandard loans from the prior quarter was primarily due to commercial and one-to-four-family loans.  The $5.2 million increase in substandard loans from one year ago was primarily due to a $4.6 million commercial business relationship consisting of two lines of credit and one commercial non-real estate loan downgraded as a result of the financial performance of the borrower.  There was no other real estate owned ("OREO") at March 31, 2017 or at December 31, 2016, compared to one $320,000 one-to-four-family loan at March 31, 2016.

At March 31, 2017, the Company had a mortgage servicing rights asset ('MSA") with a book value of $8.9 million and a third party reviewed fair market value of $12.6 million.  Under regulatory capital guidelines, MSAs are limited to 10% of the Bank's common equity Tier 1 capital.  At March 31, 2017, the Bank reported Tier 1 capital of $86.7 million.  MSAs in excess of the 10% threshold must be deducted from common equity for regulatory capital purposes. Management is in the preliminary stages of evaluating selling a portion of this asset in order to remain within the maximum 10% limitation.  No determination has been made on the amount of MSAs that might be sold or when the sale may occur. Any sale would adversely affect the amount of our servicing fee income.

Total deposits increased $45.4 million, or 6.4%, to $758.0 million at March 31, 2017, compared to $712.6 million at December 31, 2016, and increased $61.3 million, or 8.8%, from $696.7 million at March 31, 2016. Relationship-based transactional deposits increased $14.6 million, or 6.7%, to $233.6 million at March 31, 2017, from $219.0 million at December 31, 2016, and increased $27.2 million, or 13.2%, from $206.5 million at March 31, 2016.  Money market and savings accounts increased $27.9 million, or 9.4%, to $325.7 million at March 31, 2017, from $297.8 million at December 31, 2016, and increased $34.6 million, or 11.9%, from $291.1 million at March 31, 2016.  Time deposits increased $3.0 million, or 1.5%, to $198.7 million at March 31, 2017, from $195.7 million at December 31, 2016, and decreased $464,000, or 0.2%, from $199.1 million at March 31, 2016.  Non-retail certificates of deposit which includes brokered certificates of deposit, online certificates of deposit, and public funds decreased $5.0 million to $55.2 million at March 31, 2017, compared to $60.2 million at December 31, 2016, and increased $10.3 million from $44.9 million at March 31, 2016. Management remains focused on growth in lower cost relationship-based deposits.

FS Bancorp Q1 Earnings
April 26, 2017

DEPOSIT BREAKDOWN (Dollars in thousands)
	March 31, 2017		December 31, 2016		March 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$150,142	19.8%	$143,236	20.1%	$150,314	21.6%
Interest-bearing checking	75,904	10.0	66,119	9.3	48,022	6.9
Savings	70,863	9.4	54,996	7.7	48,556	7.0
Money market	254,836	33.6	242,849	34.1	242,516	34.8
Certificates of deposit less than $100,000	91,554	12.1	93,791	13.2	77,557	11.1
Certificates of deposit of $100,000 through $250,000	78,985	10.4	74,832	10.5	90,164	12.9
Certificates of deposit of $250,000 and over	28,139	3.7	27,094	3.8	31,421	4.5
Escrow accounts related to mortgages serviced	7,591	1.0	9,676	1.3	8,129	1.2
Total	$758,014	100.0%	$712,593	100.0%	$696,679	100.0%

At March 31, 2017, borrowings decreased $2.4 million, or 19.0%, to $10.3 million at March 31, 2017, from $12.7 million at both December 31, 2016 and March 31, 2016, as the Company's usage of Federal Home Loan Bank advances was reduced, primarily due to deposit growth in the first quarter.

Total stockholders' equity increased $2.9 million, or 3.6% to $84.0 million at March 31, 2017, from $81.0 million at December 31, 2016, and increased $8.8 million, or 11.8%, from $75.1 million at March 31, 2016.  The increase in stockholders' equity from the fourth quarter of 2016 was primarily due to net income of $2.6 million, and an improvement of $106,000 in other comprehensive loss, net of tax, representing a lower level of unrealized losses in our investment portfolio.  Book value per common share was $29.21 at March 31, 2017, compared to $28.32 at December 31, 2016, and $25.90 at March 31, 2016.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 13.8%, a Tier 1 leverage capital ratio of 10.4%, and a common equity Tier 1 ("CET1") capital ratio of 12.5% at March 31, 2017.  At March 31, 2016, the total risk-based capital ratio was 14.3%, the Tier 1 leverage capital ratio was 9.9%, and the CET1 capital ratio was 13.0%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 12.9%, a Tier 1 leverage capital ratio of 9.7%, and a CET1 ratio of 11.6% at March 31, 2017, compared to 13.3%, 9.1%, and 12.1% at March 31, 2016, respectively.

FS Bancorp Q1 Earnings
April 26, 2017

Operating Results

Net interest income increased $1.2 million, or 14.7%, to $9.0 million for the three months ended March 31, 2017, from $7.8 million for the three months ended March 31, 2016. The change in net interest income was primarily due to a $1.1 million, or 12.6% increase in loans receivable interest income.

The net interest margin ("NIM") increased 35 basis points to 4.54% for the three months ended March 31, 2017, from 4.19% for the same period in the prior year.  The increased NIM reflects growth in higher yielding loans, compared to short term investments and cash. Our strategy to grow lending through diversified lending channels may compress or limit future improvements in NIM as real estate and business loans have a lower yield than our consumer loan products.  As a percentage, consumer loans to total loans were 28.3% at March 31, 2017, compared to 30.6% at March 31, 2016, reflecting our loan diversification strategy. The average cost of funds increased 11 basis points to 0.73% for the three months ended March 31, 2017, from 0.62% for the three months ended March 31, 2016, as a portion of the deposits from the branch acquisition in the first quarter of 2016 have migrated into interest-bearing deposits. Management remains focused on matching deposit duration with the duration of earning assets where appropriate.

For the three months ended March 31, 2017, no provision for loan losses was recorded, compared to $600,000 for the three months ended March 31, 2016, primarily due to our strong level of ALLL and low level of net charge-offs.  These factors combined with steady but moderate loan growth supported our decision not to record a provision for loan losses during the current quarter.  During the three months ended March 31, 2017, net charge-offs totaled $64,000 compared to $58,000 during the three months ended March 31, 2016.

Noninterest income increased $1.1 million or 25.4%, to $5.4 million for the three months ended March 31, 2017, from $4.3 million for the three months ended March 31, 2016.  The increase during the period was primarily due to a $991,000, or 29.5% increase in gain on sale of loans, and a $164,000, or 23.5% increase in service charges and fee income, offset by a $56,000, or 29.3% decrease in other noninterest income.

Noninterest expense increased $1.5 million, or 16.3%, to $10.4 million for the three months ended March 31, 2017, from $8.9 million for the three months ended March 31, 2016.  The increase in noninterest expense was primarily a result of a $1.3 million, or 25.7% increase in salaries and benefits associated with continued Company growth.  Other expense categories that increased this quarter included a $272,000 or 62.2% increase in loan costs, a $112,000, or 8.2% increase in operations costs associated with increased loans and deposits, an $87,000, or 18.1% increase in data processing, and a $76,000, or 13.4% increase in occupancy expense. These increases were partially offset by the absence of acquisition costs for the three months ended March 31, 2017, as compared to $385,000 for the three months ended March 31, 2016.

FS Bancorp Q1 Earnings
April 26, 2017

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its 11 branches and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank purchased four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) on January 22, 2016, and the branches opened as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FS Bancorp Q1 Earnings
April 26, 2017

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)
	March 31,	December 31,	March 31,
	2017	2016	2016
ASSETS	Unaudited	Unaudited	Unaudited
Cash and due from banks	$3,879	$3,590	$5,491
Interest-bearing deposits at other financial institutions	42,176	32,866	80,355
Total cash and cash equivalents	46,055	36,456	85,846
Certificates of deposit at other financial institutions	17,613	15,248	12,420
Securities available-for-sale, at fair value	107,241	81,875	80,458
Loans held for sale, at fair value	40,008	52,553	64,784
Loans receivable, net	617,843	593,317	520,165
Accrued interest receivable	2,756	2,524	2,354
Premises and equipment, net	15,842	16,012	14,703
Federal Home Loan Bank ("FHLB") stock, at cost	3,101	2,719	1,320
Other real estate owned ("OREO")	—	—	320
Bank owned life insurance ("BOLI"), net	10,123	10,054	9,841
Servicing rights, held at the lower of cost or fair value	8,939	8,459	6,104
Goodwill	2,312	2,312	2,412
Core deposit intangible, net	1,617	1,717	2,037
Other assets	4,434	4,680	2,619
Total assets	$877,884	$827,926	$805,383
LIABILITIES
Deposits:
Noninterest-bearing accounts	$157,733	$152,913	$158,443
Interest-bearing accounts	600,281	559,680	538,236
Total deposits	758,014	712,593	696,679
Borrowings	10,269	12,670	12,669
Subordinated note:
Principal amount	10,000	10,000	10,000
Unamortized debt issuance costs	(170)	(175)	(190)
Total subordinated note less unamortized debt issuance costs	9,830	9,825	9,810
Other liabilities	15,807	11,805	11,101
Total liabilities	793,920	746,893	730,259
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; none issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares
authorized; 3,065,266 shares issued and outstanding
at March 31, 2017, 3,059,503 at December 31, 2016,
and 3,149,296 at March 31, 2016	31	31	32
Additional paid-in capital	27,793	27,334	28,591
Retained earnings	57,884	55,584	47,622
Accumulated other comprehensive (loss) income, net of tax	(430)	(536)	450
Unearned shares - Employee Stock Ownership Plan ("ESOP")	(1,314)	(1,380)	(1,571)
Total stockholders' equity	83,964	81,033	75,124
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$877,884	$827,926	$805,383

FS Bancorp Q1 Earnings
April 26, 2017

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2017	2016
	Unaudited	Unaudited
INTEREST INCOME
Loans receivable, including fees	$9,372	$8,320
Interest and dividends on investment securities, cash and cash equivalents, and interest-bearing deposits at other financial institutions	661	578
Total interest and dividend income	10,033	8,898
INTEREST EXPENSE
Deposits	852	819
Borrowings	39	85
Subordinated note	167	171
Total interest expense	1,058	1,075
NET INTEREST INCOME	8,975	7,823
PROVISION FOR LOAN LOSSES	—	600
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,975	7,223
NONINTEREST INCOME
Service charges and fee income	861	697
Gain on sale of loans	4,355	3,364
Earnings on cash surrender value of BOLI	69	69
Other noninterest income	135	191
Total noninterest income	5,420	4,321
NONINTEREST EXPENSE
Salaries and benefits	6,118	4,866
Operations	1,486	1,374
Occupancy	643	567
Data processing	568	481
Loan costs	709	437
Professional and board fees	480	465
Federal Deposit Insurance Corporation insurance	134	102
Marketing and advertising	138	144
Acquisition costs	—	385
Amortization of core deposit intangible	100	102
Impairment (recovery) on servicing rights	1	(1)
Total noninterest expense	10,377	8,922
INCOME BEFORE PROVISION FOR INCOME TAXES	4,018	2,622
PROVISION FOR INCOME TAXES	1,425	961
NET INCOME	$2,593	$1,661
Basic earnings per share	$0.90	$0.56
Diluted earnings per share	$0.85	$0.55

FS Bancorp Q1 Earnings
April 26, 2017

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)	At or For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.25%	1.23%	0.86%
Return on equity (ratio of net income to average equity) (1)	12.98	12.92	9.00
Yield on average interest-earning assets	5.07	5.20	4.76
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.73	0.58	0.62
Interest rate spread information – average during period	4.34	4.62	4.14
Net interest margin (1)	4.54	4.66	4.19
Operating expense to average total assets	5.02	4.86	4.60
Average interest-earning assets to average interest-bearing
liabilities	135.63	135.05	133.97
Efficiency ratio (2)	72.09	68.91	73.47

ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.09%	0.09%	0.11%
Non-performing loans to total gross loans (4)	0.13	0.12	0.11
Allowance for loan losses to non-performing loans (4)	1,284.43	1,387.36	935.62
Allowance for loan losses to gross loans receivable	1.61	1.69	1.57

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	10.38%	10.33%	9.90%
Tier 1 risk-based capital	12.52	12.62	13.04
Total risk-based capital	13.77	13.87	14.29
Common equity Tier 1 capital (CET1)	12.52	12.62	13.04
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	9.65%	9.52%	9.11%
Total risk-based capital	12.89	12.88	13.31
Common equity Tier 1 capital (CET1)	11.64	11.63	12.06

	At or For the Three Months Ended
PER COMMON SHARE DATA:	March 31, 2017	December 31, 2016	March 31, 2016
Basic earnings per share	$0.90	$0.89	$0.56
Diluted earnings per share	$0.85	$0.86	$0.55
Weighted average basic shares outstanding	2,872,317	2,860,260	2,947,841
Weighted average diluted shares outstanding	3,061,997	2,975,963	3,032,614
Common shares outstanding at period end	2,874,878 (5)	2,861,135 (6)	2,901,066 (7)
Book value per share using outstanding common shares	$29.21	$28.32	$25.90
Tangible book value per share using outstanding common shares (8)	$27.84	$26.91	$24.36

FS Bancorp Q1 Earnings
April 26, 2017

_______________________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,065,266 at March 31, 2017, less 67,263 restricted stock shares, and 123,125 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,059,503 at December 31, 2016, less 68,763 restricted stock shares, and 129,605 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,149,296 at March 31, 2016, less 99,184 restricted stock shares, and 149,046 unallocated ESOP shares.
(8)
Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure.  See also Non-GAAP Financial Measures reconciliation in the table below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders' equity is calculated by excluding intangible assets from stockholders' equity.  For this financial measure, the Company's intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

FS Bancorp Q1 Earnings
April 26, 2017

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	March 31, 2017	December 31, 2016	March 31, 2016
	(Dollars in thousands)

Stockholders' equity	$83,964	$81,033	$75,124
Goodwill and core deposit intangible, net	(3,929)	(4,029)	(4,449)
Tangible common stockholders' equity	$80,035	$77,004	$70,675

Common shares outstanding at end of period	2,874,878	2,861,135	2,901,066

Common stockholders' equity (book value) per share (GAAP)	$29.21	$28.32	$25.90
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$27.84	$26.91	$24.36